As filed with the Securities and Exchange Commission on December 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Juno Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-3656275
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

307 Westlake Avenue North, Suite 300

Seattle, WA 98109

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2013 Equity Incentive Plan

(Full title of the plan)

Hans E. Bishop

President and Chief Executive Officer

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(206) 582-1600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis Michael Nordtvedt Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 (206) 883-2500	Bernard J. Cassidy Zachary D. Hale Office of the General Counsel 307 Westlake Avenue North, Suite 300 Seattle, Washington 98109 (206) 582-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
—Reserved for issuance under the 2014 Equity Incentive Plan	6,616,547(2)	$24.00(6)	$158,797,128	$18,453
—Outstanding awards under the 2014 Equity Incentive Plan	37,000(3)	$24.00(7)	$888,000	$104
—Reserved for issuance under the 2014 Employee Stock Purchase Plan	1,500,000(4)	$20.40(8)	$30,600,000	$3,556
—Outstanding option awards under the 2013 Equity Incentive Plan	2,683,351(5)	$7.00(9)	$18,783,457	$2,183
TOTAL:	10,836,898		$209,068,585	$24,296

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and the 2013 Equity Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.
(2)	Shares of common stock reserved for issuance under the 2014 Plan consist of (a) 6,163,000 shares of common stock initially available for grants under the 2014 Plan, net of outstanding awards under the 2014 Plan, plus (b) 453,547 shares of common stock previously reserved but unissued and not subject to outstanding awards under the 2013 Plan that are now available for issuance under the 2014 Plan. To the extent outstanding awards under the 2013 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for issuance under the 2014 Plan. See footnote 5 below.
(3)	Represents 37,000 shares of common stock reserved for issuance pursuant to awards outstanding under the 2014 Plan as of the date of this Registration Statement. To the extent these awards are forfeited or lapse unexercised, the shares of common stock subject to such awards will again be available for issuance pursuant to future awards under the 2014 Plan.
(4)	Shares of common stock reserved for issuance under the 2014 ESPP consist of 1,500,000 shares of common stock initially available for grants under the 2014 ESPP.
(5)	Represents 2,683,351 shares of common stock reserved for issuance pursuant to option awards outstanding under the 2013 Plan as of the date of this Registration Statement. There are no shares reserved for future awards under the 2013 Plan. To the extent outstanding awards under the 2013 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for issuance under the 2014 Plan. See footnote 2 above.
(6)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $24.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated December 18, 2014 relating to its initial public offering.
(7)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the exercise price of $24.00 per share for the outstanding option awards.
(8)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of 85% of $24.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated December 18, 2014 relating to its initial public offering. Pursuant to the 2014 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.
(9)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.00 per share.

Proposed sale to take place as soon after the effective date of the Registration Statement as awards under the plans are granted, exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Juno Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated December 18, 2014, filed with the Commission on December 19, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-200293), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36781) filed with the Commission on December 10, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. Certain members of, and investment partnerships comprised of members of, and persons associated with Wilson Sonsini Goodrich & Rosati, P.C. own an aggregate of 86,922 shares of the Registrant’s capital stock, representing less than 1% of all outstanding shares of Registrant’s capital stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers, which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on the 19th day of December, 2014.

JUNO THERAPEUTICS, INC.

By:	/s/ HANS E. BISHOP
Hans E. Bishop
Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hans E. Bishop, Steven D. Harr and Bernard J. Cassidy, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Juno Therapeutics, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HANS E. BISHOP HANS E. BISHOP	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2014

/s/ STEVEN D. HARR STEVEN D. HARR	Chief Financial Officer and Head of Corporate Development (Principal Accounting and Financial Officer)	December 19, 2014

/s/ HOWARD H. PIEN HOWARD H. PIEN	Chairman of the Board	December 19, 2014

/s/ HAL V. BARRON HAL V. BARRON	Director	December 19, 2014

/s/ ANTHONY B. EVNIN ANTHONY B. EVNIN	Director	December 19, 2014

/s/ RICHARD KLAUSNER RICHARD KLAUSNER	Director	December 19, 2014

/s/ ROBERT T. NELSEN ROBERT T. NELSEN	Director	December 19, 2014

/s/ MARC TESSIER-LAVIGNE MARC TESSIER-LAVIGNE	Director	December 19, 2014

/s/ MARY AGNES WILDEROTTER MARY AGNES WILDEROTTER	Director	December 19, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant.	S-1/A	333-200293	4.2	December 9, 2014

4.2	2013 Equity Incentive Plan, as amended	S-1	333-200293	10.19	November 17, 2014

4.3	Form of Restricted Stock Agreement under the 2013 Equity Incentive Plan	S-1	333-200293	10.20	November 17, 2014

4.4	Form of Stock Option Grant Notice and Option Agreement under the 2013 Equity Incentive Plan	S-1	333-200293	10.21	November 17, 2014

4.5	2014 Equity Incentive Plan	S-1/A	333-200293	10.22	December 9, 2014

4.6	Form of Restricted Stock Unit Agreement under the 2014 Equity Incentive Plan	S-1/A	333-200293	10.23	December 9, 2014

4.7	Form of Stock Option Grant Notice and Option Agreement under the 2014 Equity Incentive Plan	S-1/A	333-200293	10.24	December 9, 2014

4.8	2014 Employee Stock Purchase Plan	S-1/A	333-200293	10.25	December 9, 2014

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).